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                                                              EXHIBIT 3.1(b)

                          CERTIFICATE OF AMENDMENT
                                     OF
                SECOND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                             KEMPER CORPORATION

          KEMPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

          FIRST:  That the original Certificate of Incorporation of Kemper

Corporation (the "Corporation"), originally incorporated as Kemperco, Inc.,

was filed in the Office of the Secretary of State of the State of Delaware

on October 13, 1967, and was thereafter amended effective December 29,

1967, January 2, 1974, May 29, 1979 and May 6, 1982.

          SECOND:  That the first Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the

State of Delaware on March 11, 1985, and was thereafter amended effective

July 1, 1985, May 21, 1986 and May 20, 1987.

          THIRD:  That the Second Restated Certificate of Incorporation of

the Corporation was filed in the Office of the Secretary of State of the

State of Delaware on August 22, 1988.

          FOURTH:  That at a meeting of the Board of Directors of the

Corporation held on March 21, 1991, resolutions were duly adopted setting forth a proposed amendment to the Second Restated Certificate of

Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted for the consideration and approval of the stockholders of the Corporation at the Annual Meeting of

Stockholders of the Corporation to be held on May 15, 1991.  The proposed amendment would amend Article FOURTH of the Second Restated Certificate of

Incorporation to read in its entirety as follows:

               "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue

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          is Two Hundred Twenty Million (220,000,000) shares which shall be divided into two classes as follows: Twenty Million
          (20,000,000) shares of Preferred Stock without par value (Preferred Stock) and Two Hundred Million (200,000,000) shares of Common Stock of the par value of $5 per share (Common Stock)."

          FIFTH:  That thereafter, the foregoing amendment was approved, in accordance with Section 242(b) of the General Corporation Law of the State

of Delaware, by affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon present in person or represented by proxy at the Annual Meeting of Stockholders of the Corporation, duly held on May 15, 1991 upon notice in accordance with Section 222 of the

General Corporation Law of the State of Delaware.

          SIXTH:  That the foregoing amendment to Article FOURTH of the

Second Restated Certificate of Incorporation shall become effective upon filing of this Certificate of Amendment in the Office of the Secretary of

State of the State of Delaware.

          IN WITNESS WHEREOF, KEMPER CORPORATION has caused this

Certificate of Amendment to be executed by Joseph E. Luecke, Chairman of the Board and Chief Executive Officer of the Corporation, and attested by

Kathleen A. Gallichio, Corporate Secretary of the Corporation, on and as of

this 28th day of May, 1991.



                                   /s/Joseph E. Luecke
                                   Joseph E. Luecke
                                   Chairman of the Board and
                                   Chief Executive Officer


ATTEST:


/s/Kathleen A. Gallichio
Kathleen A. Gallichio
Corporate Secretary


1796MPM